Exhibit 3.3

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BRAFASCO HOLDINGS II, INC.

Brafasco Holdings II, Inc. (the “Corporation”), a corporation organized and existing under the law of the State of Delaware, hereby certifies as follows:

1.        The name of the Corporation is Brafasco Holdings II, Inc. The Corporation was originally incorporated pursuant to a Certificate of Incorporation filed with the Secretary of State on August 17, 2004.

2.        This Amended and Restated Certificate of Incorporation restates, integrates and further amends the provisions of the Certificate of Incorporation of the Corporation, as heretofore amended or supplemented, and has been duly adopted in accordance with the provisions of Sections 241 and 245 of the General Corporation Law of the State of Delaware, as amended, and by the written consent of its sole director in accordance with Section 141 of the General Corporation Law of the State of Delaware, as amended. The Corporation has not as of the time of the filing of this Amended and Restated Certificate of Incorporation received any payment for any of its stock

3.        The text of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

   FIRST.  The name of the Corporation is Brafasco Holdings II, Inc.

   SECOND.  The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19805. The name of its registered agent at such address is The Corporation Trust Company.

   THIRD.  The purpose of the Corporation is to engage in any lawful act or activity for which Corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the “DGCL”).

   FOURTH.

   Section 1:        Authorized Stock.    The Corporation shall have the authority to issue two classes of stock designated, respectively, as “Common Stock” and “Preferred Stock.” The total number of shares of stock which the Corporation shall have authority to issue is 13,000 consisting 9,000 of shares of Common Stock, par value $0.01 per share, and 4,000 of shares of Preferred Stock, par value $0.01 per share.

   Section 2:        Initial Designations.    6,667 shares of the Common Stock shall be designated as Class A Stock (the “Class A Common Stock”), and 2,333 shares of the Common Stock shall be designated as Class B Stock (the “Class B Common Stock”), and each such class shall have the powers, preferences, and rights as set forth in Section 4, below. 4,000 shares of the Preferred Stock shall be designated as Series A Non-Voting Convertible Preferred Stock (the “Series A Preferred Stock”), and shall have the powers, preferences, and rights as set forth in

Section 5, below. The number of authorized shares of any series, class or classes of stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of a majority in voting power of the outstanding capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL.

   Section 3:        Right to Designate Remaining Preferred Stock.    The Preferred Stock not otherwise designated herein may also be issued from time to time in one or more series. The Board of Directors is hereby authorized to provide by resolution for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as “Preferred Stock Designation”), setting forth such resolution, to establish by resolution from time to time the number of shares to be included in each such series, and to fix by resolution the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

      (a)        The designation of the series, which may be by distinguishing number, letter or title.

      (b)        The number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding).

      (c)        The amounts or rates at which dividends, if any, will be payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative.

      (d)        Dates at which dividends, if any, shall be payable.

      (e)        The redemption rights and price or prices, if any, for shares of the series.

      (f)        The terms and amount of any sinking fund, if any, provided for the purchase or redemption of shares of the series.

      (g)        The amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

      (h)        Whether the shares of the series shall be convertible into, or exchangeable, or redeemable for, shares of any other class or series, or any other security, of the Corporation or any other Corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made.

      (i)        The voting rights, if any, of the Holders of shares of the series generally or upon specified events.

      (j)        Any other rights, powers, preferences of such shares as are permitted by law.

Notwithstanding the foregoing, the Board of Directors shall not have the authority to issue any shares or series of Preferred Stock which shall rank senior to, or pari passu with, the Series A Preferred Stock in regards to dividends, liquidation preference or conversion, without the prior written consent of the holders of a majority of the outstanding Series A Preferred Stock.

   Section 4:        Class A Common Stock and Class B Common Stock

      (a)        General.    Except as otherwise provided in this Certificate of Incorporation, the Class A Common Stock and the Class B Common Stock shall have the same rights and privileges and shall rank equally, share ratably and be identical in all respects.

      (b)        Voting Rights.    Except as otherwise required by the DGCL or as provided by or pursuant to the provisions of this Certificate of Incorporation, at every meeting of the stockholders of the Corporation in connection with the election of directors and all other matters submitted to a vote of stockholders each Holder of Class A Common Stock shall be entitled to one vote for each share of Class A Common Stock standing in such Holder’s name on the books of the Corporation. Except as required by the DGCL or as expressly provided in this Certificate of Incorporation, the Holders of Class B Common Stock shall not be entitled to vote on any matter voted upon by the Corporation’s stockholders.

      (c)        Dividends.    Subject to the DGCL, this Certificate of Incorporation and the rights of the Holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Class A Common Stock and the Class B Common Stock at such times and in such amounts as the Board of Directors in its discretion shall determine; provided that the Board of Directors shall declare no dividend, and no dividend shall be paid, with respect to any outstanding share of Class A Common Stock or Class B Common Stock, whether paid in cash or property (including, without limitation, shares of Class A Common Stock paid on or with respect to shares of Class A Common Stock or shares of Class B Common Stock paid on or with respect to shares of Class B Common Stock (such common stock dividends collectively, the “Common Stock Dividends”)), unless simultaneously, the same dividend (which, in the case of Common Stock Dividends, shall be stock of the class on or with respect to which the dividend is paid) is paid with respect to each share of Class A Common Stock and Class B Common Stock. Common Stock Dividends with respect to Class A Common Stock may only be paid with shares of Class A Common Stock and Common Stock Dividends with respect to Class B Common Stock may only be paid with shares of Class B Common Stock.

      (d)        Liquidation Rights.    Upon the occurrence of any Liquidation Event, subject to the rights of the Holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the entire remaining assets of the Corporation legally available for distribution to the Holders of capital stock of the Corporation shall be divided among and paid ratably to the holders of the classes of Common Stock in proportion to the number of shares held by them.

   Section 5:        Series A Preferred Stock.

      (a)        Payment of Dividends.

        (1)       Dividends will accrue on each share of Series A Preferred Stock at the rate of three percent (3%) of the Liquidation Value thereof, per annum, from and including the date of issuance of such share. All dividends on account of Series A Preferred Stock shall accrue and cumulate whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. All accrued and unpaid dividends on Series A Preferred Stock shall be fully paid before any cash dividends may be declared or paid with respect to any shares of Common Stock. All accrued and unpaid dividends on outstanding Series A Preferred Stock shall be paid upon or after the occurrence of a Significant Transaction or Liquidation Event out of the funds of the Corporation legally available for payment of such dividends. The rights of the holders of Series A Preferred Stock to receive dividends pursuant to this Section 5(a)(1) are subject to all applicable provisions of the DGCL and the rights of Holders of any series of Preferred Stock which may from time to time come into existence. No accrued and unpaid dividends shall be payable upon conversion of the Series A Preferred Stock to Class B Common Stock in accordance with Section (b) below.

        (2)        So long as any shares of Series A Preferred Stock are outstanding, no dividends, except as provided in Section 5(a)(3), shall be declared or paid or set apart for payment and no other distribution shall be declared or made upon the Common Stock unless an amount equal to the aggregate amount of such dividends or distribution to the Holders of Common Stock shall have been paid with respect to the Series A Preferred Stock and the character of such dividend or distribution is the same.

        (3)        Notwithstanding anything in this Section 5(a) or any other provision of this Certificate of Incorporation to the contrary, the Corporation shall have the power to declare and pay dividends or make distributions on the Common Stock which are payable solely in additional shares of Common Stock pursuant to Section 4(c) hereof.

      (b)        Conversion Rights.

        (1)        Any Holder of Series A Preferred Stock may convert all of the Series A Preferred Stock held by such Holder into a number of shares of the Corporation’s Class B Common Stock computed by multiplying the liquidation value of the Series A Preferred Stock by 0.5 and issuing the number of shares of Class B Common Stock (at an issue price of $1,000 per share) as is equal to such amount.

        (2)        The conversion right of a Holder of Series A Preferred Stock shall be exercised by the surrender of such Holder’s certificate or certificates representing shares of Series A Preferred Stock to be converted, duly endorsed in blank or accompanied by proper instruments of transfer, to the Corporation accompanied by a Conversion Notice, each duly executed the Holder or such Holder’s duly authorized attorney.

        (3)        Each conversion of Series A Preferred Stock shall be deemed to have been consummated immediately prior to the close of business on the applicable Conversion Date, and as of such time and date each Holder converting Series A Preferred Stock shall be deemed to be the Holder of record of Class B Common Stock issuable upon conversion of such Series A Preferred Stock, notwithstanding that the share register of the Corporation may then be closed or that certificates representing such Class B Common Stock shall not then be actually delivered to such Person.

        (4)        Immediately prior to the close of business on any Conversion Date, all rights with respect to the shares of Series A Preferred Stock so converted shall terminate, except the rights of Holders thereof to (A) receive certificates for the number of shares of Class B Common Stock into which such shares of Series A Preferred Stock have been converted and (B) exercise the rights to which such Holders are entitled as Holders of Class B Common Stock.

        (5)        As soon as possible after a conversion has been effected, the Corporation will deliver to the converting holder a certificate or certificates representing the number of shares of Class B Common Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting Holder has specified;

        (6)        All shares of Class B Common Stock issuable upon conversion of the Series A Preferred Stock shall, upon issuance, be duly and validly issued, fully paid and non-assessable, free of all liens arising by action of the Corporation and not subject to any preemptive rights.

        (7)        The issuance of certificates for shares of Class B Common Stock upon conversion of shares of Series A Preferred Stock will be made without charge to the holders of such Series A Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock. The Corporation will not close its books against the transfer of shares of Series A Preferred Stock or of Class B Common Stock issued or issuable upon conversion of shares of Series A Preferred Stock in any manner which interferes with the timely conversion of such shares.

        (8)        If any fractional interest in a share of Class B Common Stock would, except for the provisions of this Section 5(b)(8), be deliverable upon any conversion of a share of Series A Preferred Stock, the Corporation, in lieu of delivering the fractional share therefor, may pay an amount to the Holder thereof equal to such fractional interest of the Series A Preferred Stock multiplied times its Liquidation Value.

      (c)        Liquidation Preference

        (1)        Series A Preferred Stock.    Upon the occurrence of any Liquidation Event, after payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made or set apart for payment in full of all outstanding indebtedness of the Corporation and the Holders of any series of Preferred Stock which is designated as senior with respect to rights upon a Liquidation Event, and before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the Holders of any other shares of the Corporation’s Capital Stock, the Holders of the Series A Preferred Stock shall be entitled to receive an amount in cash equal to the aggregate Liquidation Value of all outstanding shares of Series A Preferred Stock, to be distributed ratably in proportion to the number of shares held by them. If, upon any Liquidation Event, the amount payable with respect to the Series A Preferred Stock shall be insufficient to permit payment in full to the Holders of Series A Preferred Stock, the Holders of Series A Preferred Stock shall share ratably in the assets of the Corporation available for distribution to the Series A Preferred Stock.

        (2)        Distributions on Parity Securities.    If, upon any Liquidation Event, the amounts payable with respect to the Series A Preferred Stock with respect to Section 5(c) hereof and such amounts payable with respect to any series of Preferred Stock issued hereafter which ranks on a parity with respect to rights upon a Liquidation Event with Series A Preferred Stock are not paid in full, the Holders of Series A Preferred Stock and the Holders of such series of Preferred Stock issued hereafter which ranks on a parity with respect to rights upon a Liquidation Event shall share pro rata in the assets of the Corporation available for distribution in proportion to the full distribution thereof to which each is entitled.

        (3)        Distribution of Remaining Assets.    After payment of the full amount to which Holders of the Series A Preferred Stock are entitled pursuant to Section 3(c) upon any Liquidation Event, Holders of the Series A Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation.

      (d)        Preference Upon a Significant Transaction

        (1)        Upon any Significant Transaction, the Holders of the Corporation’s Series A Preferred Stock shall be entitled to be paid in cash out of the aggregate consideration (i) payable to the Holders of Capital Stock of the Corporation upon a Merger Transaction or (ii) received by the Corporation in a Sale Transaction, as applicable, such amounts as such Holders of Series A Preferred Stock would be entitled to receive in connection with a Liquidation Event occurring at the time of such Significant Transaction pursuant to the provisions of Article FOURTH, Section 5(c) of this Certificate of Incorporation, before any payment shall be made upon shares of Common Stock. If upon such a Significant Transaction, the aggregate consideration as provided in clause (i) or (ii) above, as applicable (the “Significant Transaction Consideration”), shall be insufficient to permit payment in full to all Holders of the Series A Preferred Stock pursuant to the provisions of Article FOURTH, Section 5(c) of this Certificate of Incorporation, then all of the Significant Transaction Consideration shall be distributed in the manner set forth in Article FOURTH, Section 5(c) of this Certificate of Incorporation.

        (2)        Pursuant to any Significant Transaction, after provision is made for payment to the Holders of Series A Preferred Stock as provided in the first sentence of preceding Section 5(d)(1) of Article FOURTH, the entire remaining Significant Transaction Consideration, as applicable, shall be distributed pursuant to and in accordance with Article FOURTH, Section 4(d) of this Certificate of Incorporation.

        (3)        In the event that any Holder of Series A Preferred Stock, has been paid the full amount set forth in Section 5(c)(1) of Article FOURTH, pursuant to the first sentence of Section 5(d)(1) of Article FOURTH of this Certificate of Incorporation, the Corporation shall thereafter have the right, at its election, and in its absolute discretion (provided that the Corporation then has legally available funds therefor), to repurchase any such share of Series A Preferred Stock upon which all amounts payable under the first sentence of Section 5(d)(1) have been paid in full, and the repurchase price of such share shall be $0.01. The Corporation may exercise its repurchase right under this Section 5(d)(3) by delivering to the Holder of each share of Series A Preferred Stock which the Corporation desires to repurchase (by certified or registered mail return receipt requested or by United States mail, postage prepaid, in each case directed to the Holder at the address of such holder as it appears in the records of the Corporation), a notice stating the number of shares that the Corporation has determined to repurchase, the effective date of such repurchase and attaching a duly endorsed check for the aggregate repurchase price of such shares. The repurchase of such shares shall be effective upon the date specified in such notice by the Corporation (which date shall be at least five (5) Business Days after the date of the notice), whether or not such shares are ever surrendered to the Corporation. If so requested in the Corporation’s notice, any Holder from which the Corporation has repurchased shares of Preferred Stock in accordance with this Section 5(d)(3) shall thereafter deliver for cancellation to the Corporation at the address specified in such notice a certificate or certificates formerly representing the shares so repurchased. If the certificate or certificates so surrendered by the Holder represent in excess of the number of shares so repurchased, the Corporation shall promptly deliver to such Holder a certificate or certificates representing the number and type of shares represented by the surrendered certificate but not repurchased in accordance with this Section 5(d)(3). Notwithstanding anything to the contrary, Holder may convert the Series A Preferred Stock within five (5) Business Days of receipt of a notice of repurchase, in which case such shares shall not be subject to repurchase rights herein.

      (e)        Voting Rights

        (1)        Series A Preferred Stock Voting Rights.  Except as required by applicable law or as expressly provided in this Certificate of Incorporation, the Holders of Series A Preferred Stock shall not be entitled to vote on any matter voted upon by the Corporation’s stockholders.

        (2)        Approval of Certain Matters by Holders of Series A Preferred Stock.  Notwithstanding anything to the contrary contained in this Certificate of Incorporation, so long as any shares of Series A Preferred Stock are outstanding, the affirmative vote or written consent of the holders of at least a majority in voting power of the outstanding shares of Series A Preferred Stock shall be required in order for the Corporation:

            (i)        to amend, alter or repeal any provision of this Certificate of Incorporation to alter or change the powers, preferences or special rights of shares of Series A Preferred Stock so as to affect them adversely;

            (ii)        to issue any Capital Stock of the Corporation or grant or award to or otherwise issue any option, warrant, call, convertible debt or equity security or other right which would be senior to or on parity with any of the Series A Preferred Stock; or

            (iii)        to declare, set aside or pay any dividends (other than dividends provided for in Section 5(a) of this Certificate of Incorporation) on any Capital Stock of the Corporation.

      (f)        Certain Definitions.    As used in this Article FOURTH, the following capitalized terms shall have the meanings specified below:

        (1)        “Business Day” shall mean any day other than a Saturday, Sunday or other day which shall be a legal holiday or a day on which financial institutions in New York, New York are authorized by law to close.

        (2)        “Capital Stock” means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock or partnership or membership interests, whether common or preferred.

        (3)        “Conversion Date” means the date the Corporation receives a Conversion Notice and the other documents specified in Article FOURTH, Section 3(b)(2).

        (4)        “Conversion Notice” means a written notice given by a Holder of Series A Preferred Stock to the Corporation pursuant to Article FOURTH, Section 3(b)(2) hereof stating that such Holder elects to convert all of such Holder’s shares of Series A Preferred Stock represented by certificates delivered to the Corporation contemporaneously with such written notice.

        (5)        “Holder” means a Person in whose name shares of Capital Stock are registered on the stock register of the Corporation.

        (6)        “Liquidation Value” of the Series A Preferred Stock as of any particular date shall mean (i) $3,867,000 (calculated as $1,000 on a per share basis) and (ii) the full amount of all accrued and unpaid dividends thereon up to such particular date.

        (7)        “Liquidation Event” means a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary. A Significant Transaction in and of itself shall not be deemed to be a Liquidation Event for purposes of this Certificate of Incorporation.

        (8)        “Person” means any individual, corporation, partnership, joint venture, association, joint-stock issuer, interest, trust or unincorporated organization (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

        (9)        “Significant Transaction” means any of the following: (i) a consolidation, reorganization, merger or other business combination transaction of the Corporation or any Subsidiary or Subsidiaries of the Corporation with or into any other Person in which (1) the Holders of the Corporation’s outstanding shares of Capital Stock immediately before such consolidation, reorganization, merger or other business combination do not, immediately after such consolidation, reorganization, merger or other business combination, hold (by virtue of securities issued in such transaction or otherwise) a majority of the voting power of the surviving corporation of such consolidation, reorganization, merger or other business combination transaction (in the case of a merger, consolidation, reorganization or other business combination involving the Corporation); or (2) the Corporation ceases to be (directly or indirectly) the stockholder, member or owner of a wholly-owned Subsidiary which is a party to the consolidation, reorganization, merger or other business combination (where any such consolidation, reorganization, merger or other business combination involves one or more Subsidiaries of the Corporation and results in the sale or transfer of all or substantially all of the assets and properties of the Corporation on a consolidated basis with its Subsidiaries) (collectively, a “Merger Transaction”); and/or (ii) the sale, lease, license, exchange or other transfer or disposition, whether for cash, shares of stock, other securities, debt or other obligations or other consideration, in one transaction or a series of related transactions, of all or substantially all of the assets, properties or business (including, without limitation, the Capital Stock of the Corporation or the Corporation’s direct or indirect Subsidiaries) of the Corporation or any Subsidiary or Subsidiaries of the Corporation now owned or hereafter acquired (where the sale, lease, exchange or other transfer of the assets of such Subsidiary or Subsidiaries constitutes all or substantially all of the assets of the Corporation on a consolidated basis with its Subsidiaries) (a “Sale Transaction”).

        (10)       “Subsidiary” means, with respect to the Corporation, any corporation, limited liability company, joint venture or partnership of which the Corporation (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests, or (iii) the capital or profit interests in the case of a partnership or limited liability company; or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

      (g)        Other Provisions

        (1)        Status of Reacquired Shares.  Shares of Common Stock or Preferred Stock issued and redeemed or otherwise reacquired by the Corporation shall be retired and canceled promptly after reacquisition thereof and, upon compliance with the applicable requirements of DGCL, shall have the status of authorized but unissued shares of Common Stock or Preferred Stock, as applicable, of the Corporation undesignated as to series and may, with any and all other authorized but unissued shares of Common stock or Preferred Stock of the Corporation, be designated or redesignated and issued or reissued, as the case may be, as part of any series of Common Stock or Preferred Stock, as applicable, of the Corporation.

        (3)        Notices.  All notices referred to in this Certificate of Incorporation shall, except as expressly provided herein, be deemed given in the manner and with the effect provided in the DGCL.

   FIFTH.  Unless and except to the extent that the By-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

   SIXTH.  A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. If the General Corporation Law of the State of Delaware is amended after the effective date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

   SEVENTH.

   Section 1:      Right to Indemnification.    The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director (or Board observer) or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 3 of this Article SEVENTH, the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors of the Corporation.

   Section 2:      Prepayment of Expenses.    The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article SEVENTH or otherwise.

   Section 3:      Claims.    If a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under this Article SEVENTH is not paid in full within thirty days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

   Section 4:      Nonexclusivity of Rights.    The rights conferred on any Covered Person by this Article SEVENTH shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the Bylaws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

   Section 5:      Other Sources.    The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other Corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

   Section 6:      Amendment or Repeal.    Any repeal or modification of the foregoing provisions of this Article SEVENTH shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

   Section 7:      Other Indemnification and Prepayment of Expenses.    This Article SEVENTH shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

   EIGHTH.  The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law and the Certificate of Incorporation; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article, except as otherwise provided herein.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation on this 30th day of December 2004.

Brafasco Holdings II, Inc.

By:	/s/ Robert San Julian
Robert San Julian, President